EXHIBIT 99.1

NEWS RELEASE

AMERICAN EAGLE
OUTFITTERS

Reports Record October Sales of $157.0 Million, an Increase of 22.7%

Same Store Sales Increased 17.3%

Revises Third Quarter Earnings Expectation

Warrendale, PA, November 2, 2005 -- American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the month ended October 29, 2005 increased 22.7% to a record $157.0 million, compared to $127.9 million for the month ended October 30, 2004. Comparable store sales increased 17.3% for the October period.

Total sales for the year-to-date thirty-nine week period ended October 29, 2005 increased 28.0% to $1.545 billion, compared to $1.207 billion for the thirty-nine week period ended October 30, 2004. Comparable store sales increased 19.8% for the year-to-date period.

Based on strengthened sales trends in October, and a lower effective tax rate, the company is revising its third quarter earnings expectation to $0.45 to $0.46 per share, compared to $0.39 from continuing operations last year. The company's previous third quarter guidance was $0.43 to $0.44.

To access our recorded monthly sales commentary, please call 800-642-1687, conference code #3282124.

The company will report third quarter financial results on Tuesday, November 15, 2005. To listen to the 9:00 a.m. EST conference call, please dial 877-601-0864, or go to the company's website, www.ae.com.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. American Eagle Outfitters currently operates 793 AE stores in 50 states, the District of Columbia and Puerto Rico, and 71 AE stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise. The company plans to open MARTIN + OSA, a new sportswear concept targeting 25 to 40 year old women and men, in the fall of 2006. For additional information and updates visit www.martinandosa.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding third quarter earnings. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that in connection with closing our books and preparation of our financial statements for the third quarter, earnings expectations may not be achieved, and those other risks described in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contact:

Judy Meehan
724-776-4857